Exhibit 3.174

CERTIFICATE OF FORMATION

OF

NORTHERN INDIANA PARTNER LLP

Pursuant to the provisions of §48-203-102 of the Tennessee Limited Liability Company Act, the undersigned hereby submits the following statement.

1.	The limited liability company will be formed at 11:59 p.m. on September 30, 2005.

Signature Date: September 28, 2005

NORTHERN INDIANA PARTNERS, LLC

/s/ John J. Faldetta, Jr.
John J. Faldetta, Jr., Authorized Person